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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.           )

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PSB BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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November 7, 2003

Dear Shareholder:

        The annual meeting of shareholders of PSB Bancorp, Inc. will be held on December 5, 2003, at 10:00 a.m., Eastern Time. The annual meeting will be held at The Crowne Plaza Hotel, 1800 Market Street, Philadelphia, Pennsylvania 19103.

        The following matters are to be acted upon at the annual meeting:

  (a)
  The election of three Class II directors;

  (b)
  The consideration of a shareholder proposal; and

  (c)
  Such other matters as may be properly brought before the annual meeting or any adjournment or adjournments thereof.

        These matters are described in the enclosed Notice of Annual Meeting of Shareholders and proxy statement.

        Thank you for your interest in PSB Bancorp, Inc. I look forward to seeing you at the annual meeting.

Sincerely,
Vincent J. Fumo Chairman of the Board

NOTICE
OF
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD DECEMBER 5, 2003

To The Shareholders of PSB Bancorp, Inc.;

        Notice is hereby given that the annual meeting of shareholders of PSB Bancorp, Inc. will be held on December 5, 2003, at 10:00 a.m. (Eastern Time) at The Crowne Plaza Hotel, 1800 Market Street, Philadelphia, Pennsylvania 19103, for the following purposes:

  (1)
  Election of three (3) Class II directors of PSB Bancorp, Inc. to serve for a term of three years and until their successors have been elected and qualified (Matter No. 1);

  (2)
  Consideration of a shareholder proposal (Matter No. 2); and

  (3)
  Transaction of such other business as may be properly presented at the annual meeting or any adjournment or adjournments thereof.

        Shareholders of record at the close of business on October 24, 2003, are entitled to notice of, and to vote at the annual meeting.

By Order Of The Board Of Directors Rosanne Pauciello Secretary

        IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

Philadelphia, Pennsylvania
November 7, 2003

PSB BANCORP, INC.
1835 Market Street
Philadelphia, Pennsylvania 19103
(215) 979-7900

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
December 5, 2003

GENERAL INFORMATION

Solicitation of Proxies.

        The board of directors of PSB Bancorp, Inc. ("PSB"), parent company of First Penn Bank, is providing this proxy statement to solicit proxies for use at PSB's annual meeting of shareholders to be held on December 5, 2003, or any adjournment thereof (the "Meeting"). PSB is first mailing this proxy statement and the accompanying proxy on or about November 7, 2003. PSB will pay the expense of soliciting proxies. PSB expects to solicit proxies primarily by mail. PSB's directors, officers, and employees also may solicit proxies personally, by telephone, and by facsimile or similar means.

Voting and Revocation of Proxies.

        The execution and return of the enclosed proxy will not affect a shareholder's right to attend the Meeting and vote in person. Any shareholder giving a proxy may revoke it at any time before it is exercised by submitting written notice of its revocation, or by submitting a subsequently executed proxy bearing a later date to the Secretary of PSB, or by attending the Meeting and electing to vote in person. Shareholders of record at the close of business on October 24, 2003, (the "Record Date"), are entitled to notice of, and to vote, at the Meeting. On the Record Date, there were 4,534,611 shares of PSB common stock outstanding. Shareholders are entitled to cast one vote per share on each matter presented at the Meeting. Shareholders are not entitled to cumulate votes in the election of directors.

        If the enclosed proxy is appropriately marked, signed, and returned in time to be voted at the Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" Matter No. 1 and "AGAINST" Matter No. 2. Signed proxies will be voted "FOR" or "AGAINST" any other matter that properly comes before the Meeting or any adjournment thereof, in the discretion of the persons named as proxyholders as provided in the rules of the Securities and Exchange Commission, including with respect to any matters not complying with the advance notice provisions set forth in PSB's bylaws.

Quorum.

        The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast will constitute a quorum at the Meeting. Abstentions with respect to one or more proposals voted upon at the Meeting will be included for purposes of determining the presence of a quorum at the Meeting.

MATTER NO. 1
ELECTION OF DIRECTORS

General.

        PSB's bylaws provide that its business shall be managed by a board of directors (the "Board") of not less than six and not more than 25 persons. The Board, as provided in the bylaws, is divided into three classes: Class I, Class II, and Class III with each class being as nearly equal in number as possible. As of January 1, 2003, the Board consisted of seven members, with two members in Class I, three members in Class II, and two members in Class III.

        Three current directors have been nominated by the Board for election as Class II directors at the Meeting. The three nominees receiving the highest number of votes at the Meeting will be elected to serve as directors. There is no cumulative voting in the election of PSB's directors. The term of office for those nominees elected as Class II directors will expire in 2006.

        The bylaws permit nominations for election to the Board to be made by the Board or by any shareholder entitled to vote for the election of directors. Nominations for directors made by shareholders must be made by notice in writing, delivered by First Class U.S. Mail, postage prepaid, to the Secretary of PSB no less than 90 days prior to the annual meeting (unless less than 21 days prior notice of the annual meeting is given, in which case the nomination must be delivered within seven days of the mailing of the meeting notice). The notification should contain the following information: (1) the name, age, and business and residence addresses of each proposed nominee; (2) the principal occupation of each proposed nominee; and (3) the number of shares of capital stock of PSB owned by the nominee. Nominations not made in accordance with the foregoing procedure may be disregarded by the presiding officer at the Meeting.

        As of the date of this proxy statement, PSB has not received a notice of nomination for election as a director from any shareholder.

        Any shareholder who wishes to withhold authority from the proxyholders to vote for the election of directors or to withhold authority to vote for any individual nominee may do so by marking his or her proxy to that effect in accordance with the instructions on the proxy card. No proxy may be voted for a greater number of persons than the number of members of the class standing for election. If any nominee should become unable to serve, the persons named in the proxy may vote for another nominee. PSB's management presently has no reason to believe that any nominee if elected will be unable to serve as a director.

        Under the bylaws of PSB, a vacancy in the Board is filled by appointment by the remaining members of the Board. If the vacancy occurs other than from an increase in the size of the Board, the director appointed to fill the vacancy will become a member of the same class of directors in which the vacancy existed. By comparison, persons appointed by the Board in connection with an increase in the size of the Board would be designated by the Board as belonging to either Class I, Class II, or Class III. In either case, the bylaws further provide that each director so appointed remains a member of the Board until his or her successor is elected by the shareholders at either the next annual meeting of shareholders or at any special meeting duly called for that purpose.

NOMINEES FOR ELECTION AS DIRECTOR AND CONTINUING DIRECTORS

        The following table sets forth information, as of the Record Date, with respect to the nominees for director of PSB and all continuing directors of PSB.

Nominees for Class II Director

Class II directors (Term expiring 2003).

Name/Position	Age	Year First Elected Director	Principal Occupation During Past Five Years
James W. Eastwood, Director	58	1997	President of Granary Associates, Inc. (architectural design and consulting firm)
Stephen Marcus, Director	71	2000	Chairman, Emerging Growth Equities, Inc.
Dennis P. Wesley, Director	51	2003*	Manager, Business Processes, PECO Energy

Continuing Directors

Class III directors (Term expiring 2004).

Vincent J. Fumo, Chairman of the Board	60	1997	Chairman of the Board of PSB Bancorp, Inc. and Pennsylvania State Senator
James F. Kenney, Director	45	2003*	Councilman-at-Large for the City of Philadelphia, Pennsylvania; Director of Business Development, Vitella Architects and Engineers
Class I directors (Term expiring 2005).
Anthony DiSandro, Director, President and Chief Executive Officer	55	1997	President, Chief Executive Officer of PSB Bancorp, Inc.
Rosanne Pauciello, Director and Corporate Secretary	59	1997	Corporate Secretary of PSB Bancorp, Inc; Philadelphia School District Home and School Visitor

Executive Officers Who Are Not Directors

Name/Position	Age	Principal Occupation During Past Five Years
John J. O'Connell, Vice President of Marketing of PSB Bancorp, Inc.	68	Vice President of Marketing for PSB Bancorp, Inc.; formerly Chief Executive Officer of Jade Financial Corp.
Mario L. Incollingo, Chief Operating Officer, First Penn Bank Corp.	65	Chief Operating Officer for First Penn Bank; formerly the President of Jade Financial
Gary Polimeno, Treasurer and Vice President of PSB Bancorp, Inc.	51	Vice President; Treasurer of PSB Bancorp, Inc.

*
Appointed by the Board to fill a vacancy which occurred due to the restructuring of the Board to comply with the requirements of the Sarbanes-Oxley Act of 2002.

Security Ownership of Certain Beneficial Owners and Management.

        The following table sets forth certain information furnished to PSB as of October 16, 2003, with respect to the beneficial ownership of common stock by: (i) each shareholder known to PSB to be the beneficial owner of five percent (5%) or more of the outstanding shares of common stock; (ii) each director of PSB; (iii) the executive officers named in the Summary Compensation Table on page 8 herein; and (iv) all current executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons and entities named have sole voting and investment power with respect to all shares of common stock of which they are the respective beneficial owners.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares of Common Stock
5% Shareholders
PSB Bancorp, Inc. Employee Stock Ownership Plan 1835 Market Street Philadelphia, PA 19103	613,057		13.52%
Directors
Anthony DiSandro	289,860	(1)	6.22%
James W. Eastwood	15,940	(3)	*
Vincent J. Fumo	452,218	(2)	9.71%
Stephen Marcus	69,657	(3)	1.54%
Rosanne Pauciello	15,902	(3)	*
James F. Kenney	2,635		*
Dennis P. Wesley	0		—
Named Executive Officers
Gary Polimeno	49,200		1.08%
John J. O'Connell	43,890		*
Mario L. Incollingo	57,558		1.27%
All executive officers and directors as a group (10 persons)	691,060		19.90%

*
Ownership percentage is less than 1%.

(1)
Amount includes 76,426 shares held indirectly through the First Penn Bank 401(k) Plan, 26,138 shares held by the 1995 Management Recognition Plan, 30,000 shares held by the 1998 Management Recognition Plan, 18,350 shares held in the First Penn Bank Employee Stock Ownership Plan ("ESOP"), 15,726 shares directly held by Mr. DiSandro, and 123,220 shares subject to immediately exercisable options. Amount does not include all shares held by the ESOP. Mr. DiSandro is a trustee of the ESOP and as such votes 613,057 shares held by the ESOP. The ESOP voting provisions require the holders of allocated shares to direct the trustee as to how to vote their shares on any and all matters presented to the shareholders of PSB. The trustee is required to vote the unallocated shares in proportion to the direction received from the holders of the allocated shares.

(2)
Amount includes 73,284 shares held through the First Penn Bank 401(k) Plan, 181,225 shares directly held by Mr. Fumo, 26,138 shares held by the 1995 Management Recognition Plan, 30,000 shares held by the 1998 Management Recognition Plan, 18,350 shares held in the ESOP, and 123,221 shares subject to immediately exercisable options. Amount does not include all shares held by the ESOP. Mr. Fumo is a trustee of the ESOP and as such votes 613,057 shares of the ESOP. The ESOP voting provisions require the holders of allocated shares to direct the trustee as to how to vote their shares on any and all matters presented to the shareholders of PSB. The trustee is required to vote the unallocated shares in proportion to the direction received from the holders of the allocated shares.

(3)
James W. Eastwood, Stephen Marcus, and Rosanne Pauciello hold immediately exercisable options granted pursuant to the 1998 Director Stock Option Plan to acquire 2,857, 2,857 and 4,999 shares, respectively.

Meetings and Committees of the Board of Directors.

        The Board has various standing committees including an Audit Committee, a Compensation and Benefits Committee (the "Compensation Committee"), and a Governance Committee. During 2002, the Audit Committee held five meetings and the Compensation Committee held four meetings. The Governance Committee is a new committee formed in 2003. Each director attended at least 75% of the combined total of meetings of the Board and of each committee of which he/she was a member.

        The Audit Committee is comprised of directors Eastwood (Chair), Marcus, and Wesley, each of whom is independent in the judgment of the Board. The Audit Committee is responsible for the appointment, compensation, oversight, and termination of PSB's independent auditors. The Audit Committee is required to pre-approve audit and certain non-audit services performed by the independent auditors. The Audit Committee is charged by the Board with providing oversight with respect to the integrity of PSB's financial statements, PSB's compliance with applicable legal and regulatory requirements and the performance of PSB's internal audit function. The Audit Committee also is responsible for, among other things, reporting to PSB's Board on the results of the annual audit and reviewing the financial statements and related financial and non-financial disclosures included in PSB's annual report on Form 10-K and quarterly reports on Form 10-Q. The Audit Committee is expected to evaluate the independent auditors' independence from PSB and PSB's management, including approving consulting and other legally permitted, non-audit services provided by PSB's auditors and the potential impact of the services on the auditors' independence. The Audit Committee meets periodically with PSB's independent auditors and PSB's internal auditors outside of the presence of PSB's management and possesses the authority to retain professionals to assist it in meeting its responsibilities without consulting with management. The Audit Committee also is expected to review and discuss with management PSB's earnings releases, including the use of pro forma information. The Audit Committee also is responsible for addressing with management and the independent auditors the effect of accounting initiatives and off-balance sheet transactions. The Audit Committee also is responsible for receiving and retaining complaints and concerns relating to accounting and auditing matters.

        The Compensation Committee is comprised of directors Eastwood (Chair), Kenney, and Marcus, each of whom is independent in the judgment of the Board. The Compensation Committee is responsible for reviewing and making recommendations regarding the compensation of corporate officers. See "Executive Compensation" herein.

        The Governance Committee is comprised of directors Marcus (Chair), Kenney, and Wesley, each of whom is independent in the judgment of the Board. The Governance Committee is responsible for: (i) identifying qualified individuals to become members of the Board; (ii) recommending that the Board elect or nominate for election at annual meetings of shareholders such qualified individuals; (iii) recommending to the Board a set of corporate governance principles applicable to PSB; and (iv) reviewing matters involving PSB's Articles of Incorporation, bylaws, shareholder proposals, Board committee responsibilities, and other corporate governance subjects, and recommending appropriate actions with respect thereto to the Board.

Director Compensation.

        For the year ended December 31, 2002, directors of PSB and the directors of First Penn Bank were paid $1,000 per Board meeting attended. In addition, all directors were paid $400 per committee meeting attended. Directors of First Penn Bank's subsidiaries and affiliates, PSA Financial Corp., PSA Service Corp., PSA Consumer Discount Company and Transnational Mortgage Corp., were paid $250, $150, $0, and $250, respectively, per board meeting attended.

Executive Compensation.

        The following table sets forth for the years ended December 31, 2002, 2001, and 2000 certain information as to the total compensation paid by PSB to executive officers who received salary and bonuses in excess of $100,000 during such fiscal year.

			Annual Compensation					Long Term Compensation
Name and Principal Position	Year		Salary[1]		Bonuses		Restricted Stock	Securities Underlying Options	All Other Compensation[2]
Vincent J. Fumo Chairman of the Board	2002 2001 2000		$ $ $	223,000 182,570 167,475	$ $ $	175,000 175,000 175,000	0 0 0	0 0 0	$ $ $	31,800 29,600 24,000
Anthony DiSandro President and Chief Executive Officer	2002 2001 2000		$ $ $	247,000 197,594 187,110	$ $ $	175,000 175,000 175,000	0 0 0	0 0 0	$ $ $	56,957 37,600 33,200
Gary Polimeno Vice President and Treasurer	2002 2001 2000		$ $ $	116,920 111,352 108,701	$ $ $	40,000 45,000 35,000	0 0 0	0 0 0	$ $ $	13,272 8,100 8,400
John J. O'Connell Vice President, Marketing	2002 2001 2000	*	$ $	176,000 173,038	$ $	40,000 50,000	0 0	0 0	$ $	12,000 20,765
Mario L. Incollingo Chief Operating Officer of First Penn Bank	2002 2001 2000	*	$ $	170,000 168,746	$ $	40,000 50,000	0 0	0 0	$ $	12,000 4,650

1
Includes the portion of salary deferred by the executive pursuant to the 401(k) Plan.

2
Includes directors fees of $31,800, $43,800, $7,800, $12,000, and $12,000 paid to Mr. Fumo, Mr. DiSandro, Mr. Polimeno, Mr. O'Connell, and Mr. Incollingo, respectively, for the year ended December 31, 2002. Includes directors fees of $24,500, $32,500, and $8,100 paid to Mr. Fumo, Mr. DiSandro, and Mr. Polimeno respectively, for the year ended December 31, 2001. Includes directors' fees of $24,000, $33,200 and $8,400 paid to Mr. Fumo, Mr. DiSandro, and Mr. Polimeno respectively, for the year ended December 31, 2000.

*
Mr. O'Connell and Mr. Incollingo were not officers of PSB or First Penn Bank during the year ended December 31, 2000.

        The following table provides certain information with respect to the number of shares of common stock represented by outstanding options held by the named executive officers at December 31, 2002. Also included in the table are the values for "in-the-money" options that represent the positive spread between the exercise price of any such options and closing sale price of the common stock at December 31, 2002.

FISCAL YEAR-END OPTION/SAR VALUES

	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)	Value of Unexercised In- the-Money Options/ SARs at Fiscal Year End ($)
Name
	Exercisable/Unexercisable	Exercisable/Unexercisable*
Vincent J. Fumo	123,220/0	$331,592/0
Anthony DiSandro	123,219/0	$331,592/0
Gary Polimeno	6,786/0	$20,352/0

*
Based on the market value of the underlying stock at the fiscal year end, minus the exercise price. The market price on December 31, 2002 was $7.46.

Employment Agreements.

        PSB and First Penn Bank have entered into employment agreements (the "Employment Agreements") with Vincent J. Fumo, Chairman of the Board of PSB, Anthony DiSandro, President and Chief Executive Officer of PSB and First Penn Bank, John J. O'Connell, Vice President of Marketing of PSB, and Mario L. Incollingo, Chief Operating Officer of First Penn Bank. The executives' salaries for 2002 presented in the Executive Compensation Table were not increased for 2003 by the Compensation Committee of PSB. Each Employment Agreement provides for an initial term of three years, which will thereafter be automatically renewed for an additional year on each anniversary date unless terminated according to its terms by the respective parties.

        Each Employment Agreement provides for the payment of certain severance benefits in the event of the executive's resignation for specified reasons or as a result of his termination by PSB or First Penn Bank without "Cause" (as defined in each Employment Agreement). The executive would be entitled to severance payments if: (1) he terminates employment following any breach of the Employment Agreement by PSB or First Penn Bank, loss of title, office, or significant authority, reduction in annual compensation or benefits, or relocation of the executive's principal place of employment by more than 30 miles, or (2) if PSB or First Penn Bank terminates his employment, other than for Cause.

        If the executive becomes entitled to receive severance payments under his Employment Agreement, he would receive, over a period of 36 months, a cash payment equal to three times his average annual compensation during the five-year period preceding termination of employment. Payments would be made in equal monthly installments. In addition to the severance payments, the executive would be entitled to continue to receive life, medical, dental, and other insurance coverages (or a dollar amount equal to the cost of obtaining each such coverage) for a period of up to 36 months from the date of termination. Payments under the Employment Agreements are limited, however, to the extent (i) that they will constitute excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) are not permitted to be paid to the Executive under the Federal Deposit Insurance Act.

Compensation Committee Report on Executive Compensation.

        Under rules established by the Securities and Exchange Commission ("SEC"), PSB is required to provide certain information regarding the compensation and benefits provided to PSB's Chief Executive

Officer and other executive officers of PSB. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to the fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee, at the direction of the Board, has prepared the following report for inclusion in this proxy statement:

        The Compensation Committee has established a policy for executive compensation, taking into account both subjective performance criteria and certain specified objective performance measures. The purpose of the policy is to: (i) provide compensation opportunities that are competitive with other financial services companies; (ii) support PSB's goal setting and strategic planning process; (iii) motivate the executive management of PSB to achieve profit and other key goals of the institution, including but not limited to PSB's commitment to the communities it serves, to its employees, customers, and investors; (iv) motivate the executive management to operate PSB and First Penn Bank in a safe and sound manner and in compliance with all pertinent governmental and regulatory requirements; and (v) minimize potential overhead by designating a portion of the annual compensation of executives as variable rather than fixed.

        During the course of 2002, the Compensation Committee took into account a variety of objective and subjective criteria in evaluating the performance of the executive management of PSB. The Committee assessed in detail the various challenges facing PSB and the significant competitive pressures within PSB's market area.

        In the course of assessing competitive salary ranges among other similarly situated companies, it was noted that competitive executive compensation packages vary in relationship to these various subjective and objective factors. A variety of resources were utilized that provided peer data regarding executive compensation and financial performance for both commercial banks and thrifts.

        In determining final executive compensation for 2002, the Compensation Committee established certain specific objectives for executive management. The accomplishment of these objectives was instrumental in the Compensation Committee's determination of executive management's bonus for 2002 and the setting of base salaries for 2003. The specific performance objectives were related to: (i) expansion of the bank branch network; (ii) improvement of rate of return on excess liquidity; (iii) completion of the conversion of First Penn Bank's core software and hardware system; (iv) implementation of new internal control policies; and (v) development of new policies and procedures to comply with the Sarbanes-Oxley Act of 2002.

        Additionally, the Compensation Committee utilized a number of subjective elements as part of the decision making process regarding executive compensation. The individual skills and talents of the executive managers of PSB, including but not limited to experience, leadership ability, planning and organizational skills, administrative talent, vision for the future, and work ethic were given consideration in establishing executive compensation.

        Mr. Vincent J. Fumo was the Chairman of the Board of PSB and Mr. Anthony DiSandro was the President and Chief Executive Officer of PSB and First Penn Bank for 2002. Messrs. Fumo's and DiSandro's salaries and bonuses for 2002 were determined by the Committee after review of the recent compensation practices of similarly sized institutions and a determination by the Committee that the executives had accomplished the objectives set forth in PSB's strategic business plan.

Respectfully submitted,

James W. Eastwood, Chairman of Compensation Committee.
Stephen Marcus
Dennis Wesley

Compensation Committee Interlocks and Insider Participation.

        Mr. Eastwood and Mr. Marcus serve as directors of PSB and First Penn Bank. Mr. Wesley solely serves as a director of PSB. Mr. Eastwood, Mr. Marcus, and Mr. Wesley have no other disclosable relationships or related transactions with PSB or any of its subsidiaries.

Compensation of Officers and Directors through Benefit Plans.

Defined Benefit Retirement Plan.

        First Penn Bank (the "Bank") has maintained a non-contributory defined benefit retirement plan ("Retirement Plan"). The Retirement Plan was "frozen" as of September 30, 1994 and benefits no longer accrue thereunder. Under the terms of the Retirement Plan, all employees age 21 or older who had worked at the Bank for a period of one year and had been credited with 1,000 or more hours of employment with the Bank during the year were eligible to accrue benefits under the Retirement Plan. The Bank would annually contribute an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Employee contributions were not permitted under the Retirement Plan. The Retirement Plan is fully funded, under the Internal Revenue Code of 1986, as amended (the "Code"). Because the Retirement Plan is fully funded, the Bank will generally not be required to make any additional contributions unless asset depreciation from investment occurs. Participants will continue to vest in accordance with the provisions of the Retirement Plan. No new employees will be eligible for participation. The Plan, however, remains subject to all other requirements of the Code.

        Benefits under the Retirement Plan begin to vest after three years in accordance with the following schedule:

Years of Service	Percentage Vested
3 years or less	0%
After 3 years	20%
After 4 years	40%
After 5 years	60%
After 6 years	80%
After 7 years	100%

        The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 2002, expressed in the form of a single life annuity for the final average salary and benefit service classifications specified below.

Years of Service and Benefits Payable at Retirement

Final Average Compensation		15	20	25	30	35	40
$50,000		$13,804	$18,405	$23,006	$27,608	$27,608	$27,608
$75,000		$21,950	$29,267	$36,583	$43,900	$43,900	$43,900
$100,000		$30,096	$40,128	$50,160	$60,192	$60,192	$60,192
$125,000		$38,242	$50,990	$63,827	$65,827	$65,827	$65,827
$150,000	*	$46,388	$61,851	$65,827	$65,827	$65,827	$65,827

*
Represents the limit on plan compensation imposed by the Code effective January 1, 1994.

        As of December 31, 2002, Mr. Fumo, Mr. DiSandro, and Mr. Polimeno had 26, 24, and 26 years of credited service (i.e. benefit service), respectively. Mr. O'Connell and Mr. Incollingo are not participants in the Retirement Plan because the Retirement Plan was frozen prior to their becoming executive officers of PSB.

LONG TERM INCENTIVE PLANS

401(k) Plan.

        In 2002, The First Penn Bank Cash or Deferred Profit Sharing Plan (401(k)) and the First Penn Bank Profit Sharing Plan were merged into the PSB Bancorp, Inc. 401(k) Plan. All employees who have attained age 21 and have been credited with 1,000 hours of service in the previous 12 months are eligible to participate. Assets of the 401(k) Plan are managed by the 401(k) Plan's trustees. Mr. Fumo and Mr. DiSandro presently serve as trustees of the 401(k) Plan.

        Under the 401(k) Plan, participants are permitted to make pre-tax reduction contributions to the 401(k) Plan equal to a percentage of up to 15% of compensation. For these purposes, "compensation" includes total compensation (including salary reduction contributions made under the 401(k) Plan sponsored by the Bank), but does not include compensation in excess of the Code Sections 401(a) (17) limits ($205,000 for 2003). The Bank currently matches the employee contribution up to 3% of compensation. For the 2002 plan year, the Bank made $111,970 in matching contributions.

        Benefits under the 401(k) Plan begin to vest after two years of service in accordance with the following schedule:

Years of Service	Percentage Vested
2 years or less	0%
After 2 years	20%
After 3 years	40%
After 4 years	60%
After 5 years	80%
After 6 years	100%

        401(k) Plan benefits will be paid to each participant as a straight life annuity or a qualified joint or survivor annuity. Alternatively, a participant may elect a lump sum distribution.

Employee Stock Ownership Plan.

        In 1995, the savings bank Employee Stock Ownership Plan (the "ESOP") acquired 42,780 shares of the savings bank common stock with the proceeds of a $427,800 loan from an unaffiliated financial institution ("1995 Loan"). Due to the conversion and reorganization from a mutual holding company to a stock holding company structure, the savings bank common stock held by ESOP was converted into 110,046 shares of PSB Bancorp, Inc. common stock.

        In connection with the conversion and reorganization, the ESOP borrowed $1,288,540 from PSB to purchase an additional 128,854 shares of PSB Bancorp, Inc. common stock. PSB also lent sufficient funds to the ESOP to enable the ESOP to repay the 1995 Loan which had an outstanding principal balance of $234,000 at December 31, 1998. The loan by PSB to the ESOP will be repaid principally from the Bank's contributions to the ESOP and dividends payable on common stock held by the ESOP over the anticipated 10-year term of the loan. The interest rate for the ESOP loan is 8.5%. On July 1, 2001, the IGA Federal Employee Stock Ownership Plan was merged into the ESOP. The merger of the plans resulted in an additional 375,717 shares of common stock being added to the ESOP holdings.

        Shares purchased by the ESOP with the proceeds of the loan (including shares originally acquired by the ESOP with the proceeds of the 1995 Loan) are held in a suspense account and released on a pro rata basis as the loan is repaid. Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of each participant's proportional share of total compensation. Forfeitures are reallocated among the remaining plan participants.

        In any plan year, the Bank may make additional discretionary contributions to the ESOP for the benefits of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders or which constitute authorized but unissued shares or shares held in treasury by PSB. The timing, amount, and manner of such discretionary contributions will be affected by several factors, including applicable regulatory policies, the requirements of applicable laws and regulations, and market conditions.

        Employees of the Bank who have completed 1,000 hours of service during 12 consecutive months and who have attained age 21 are eligible to participate in the ESOP.

        Benefits under the ESOP generally become 100% vested after the fifth year of service or upon normal retirement (as defined in the ESOP), disability, or death of the participant. If a participant terminates employment for any other reason prior to fully vesting, his non-vested account balance will be forfeited. Forfeitures will be reallocated among remaining participating employees. Benefits may be payable upon death, retirement, early retirement, disability, or separation from service. The Bank's contribution to the ESOP is not fixed, so benefits payable under the ESOP cannot be estimated.

        A committee consisting of the Bank's Chairman, President and Chief Executive Officer, Vice President and Treasurer, administers the ESOP (the "ESOP Committee") Messrs. Fumo and DiSandro serve as trustees of the ESOP. The ESOP Committee may instruct the trustees regarding investment of funds contributed to the ESOP. The ESOP trustees must vote all allocated shares held in the suspense account in a manner calculated to most accurately reflect the instructions the ESOP trustees have received from participants regarding the allocated stock, subject to and in accordance with the fiduciary duties under ERISA owned by the ESOP trustees to the ESOP participants.

        Pursuant to SOP 93-6, compensation expense for a leveraged ESOP is recorded at the fair market value of the ESOP shares when committed to be released to participant's accounts.

        The ESOP is subject to the requirements of ERISA and the regulations of the IRS and the Department of Labor issued thereunder. The Bank has received a favorable determination letter from the IRS regarding the tax-qualified status of the ESOP.

1995 Stock Option Plan.

        In 1995, the Bank adopted the 1995 Stock Option Plan. Options for all shares reserved for issuance under the 1995 Stock Option Plan have been granted to officers and employees of the Bank. In connection with the conversion and reorganization from a mutual holding company to a stock holding company structure, the 1995 Stock Option Plan was assumed by PSB and appropriate adjustments were made to the exercise price and the number of shares underlying each option to reflect the exchange ratio.

        Under the 1995 Stock Option Plan, grants of 42,683, 42,683 and 6,876 were made to Messrs. Fumo, DiSandro, and Polimeno. No options have been exercised under the 1995 Stock Option Plan at and for the fiscal year ended December 31, 2002.

1995 Management Development and Recognition Plans.

        In 1995, the Bank adopted a Management Development and Recognition Plan (the "1995 MRP") for officers, employees, and non-employee directors of the Bank. All shares under the 1995 MRP have been awarded. In connection with the conversion and reorganization, the shares awarded to the 1995 MRP participants were treated in the same manner as shares held by other minority shareholders.

1998 Employee Stock Option Plan.

        This option plan provides for the grant of (i) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code, and (ii) options that do not so qualify as nonqualified stock options to be granted to certain officers and employees of PSB from time to time under the option plan. The purpose of the option plan is to give certain officers and employees an opportunity to acquire common stock and to thereby help PSB attract, retain, and motivate key employees and officers.

        Under this plan, option grants have been made to Messrs. Fumo and DiSandro for 80,537 and 80,536 shares, respectively. There has been no exercise of options granted under this plan for the year ended December 31, 2002.

1998 Management Recognition Plan.

        The 1998 Management Recognition Plan (the "MRP") is a method of providing certain senior executive officers of PSB with a proprietary interest in PSB, to reward such officers for their service and to encourage such persons to remain in the service of PSB. Pursuant to the MRP, PSB will award certain senior executive officers of PSB "plan share awards" representing the right to earn shares of common stock over a period of five years from the date of the plan share award. PSB will contribute sufficient funds to the MRP to enable the MRP to purchase common stock representing up to 4% of the aggregate number of shares outstanding. (i.e., up to 181,384 shares of Common Stock).

1999 Director Stock Option Plan.

        The 1999 Director Stock Option Plan (the "1999 Plan") was adopted by the Board to provide an incentive program to attract and retain qualified individuals as directors on both the boards of PSB and the Bank. Grants under the 1999 Plan can only be made to non-employee directors of PSB or the Bank and are limited to grants totaling 24,999 options. Under the 1999 Plan, individual option grants of 2,857 shares per director have been made to Mr. Eastwood, Mr. Marcus, Mr. Tumini, Mr. Kenney, Mr. Palermo, and Mr. DeRita. A grant of 4,999 options has been made to Ms. Pauciello.

2001 PSB Bancorp Stock Incentive Plan.

        The 2001 PSB Bancorp Stock Incentive Plan (the "2001 Plan") authorizes the Board of PSB the right to grant stock options or restricted stock up to 1,375,000 shares of common stock. Aggregate grants of restricted stock are limited to a maximum of 350,000 shares. Under the 2001 Plan, incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) nonqualified stock options, and restricted stock may be granted to directors, officers and employees providing services to PSB and its affiliates. Grants must be approved by a majority of the Board present at a meeting.

        There have been no grants made under the 2001 Plan.

Compensation Plans.

        The following chart presents summary information with respect to all of PSB's and First Penn Bank's equity compensation plans in effect as of the date of this proxy statement.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	338,766	$6.58	1,411,000
Equity compensation plans not approved by security holders	24,999	$4.75	0
Total	363,765	$5.67	1,411,000

        The 1999 Plan included in this chart was the only equity compensation plan adopted without shareholder approval. The material features of this plan are described on page 15 of this proxy statement.

Stock Performance Graph.

        The following graph shows a comparison of total shareholder return on the common stock of PSB, based on the market price of the common stock, with the cumulative total return of companies on The Nasdaq Stock Market (U.S.) Index and The Nasdaq Banking Index (U.S.) for the period beginning on January 1, 1998, through December 31, 2002.

Notes:

A.
The lines represent annual index levels derived from compounded daily returns that include all dividends.

B.
The indexes are reweighed daily, using the market capitalization on the previous trading day.

C.
If the fiscal year-end is not a trading day, the preceding trading day is used.

D.
The index level for all the series was set to 100.00 on December 31, 1997.

Certain Transactions.

        Certain directors and executive officers of PSB, and associates of such persons (including corporations of which such persons are officers or 10% beneficial owners), were customers of and had transactions with PSB and its subsidiaries in the ordinary course of business during 2002. All loans made to such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risks of collectibility or present other unfavorable features. It is expected that any other transactions with directors and officers and their associates in the future will be conducted on the same basis.

Audit Fees.

        The firm of Grant Thorton LLP performed certain accounting services for PSB, including the audit of the annual financial statements and the reviews of the unaudited financial statements included in PSB's quarterly reports for the year ended December 31, 2002. The aggregate fees paid to Grant Thorton LLP for all professional services provided in connection with the audit of PSB's annual financial statements and the review of the unaudited financial statements included in PSB's quarterly reports were $71,386.

Financial Information Systems Design and Implementation Fees.

        PSB did not engage Grant Thorton LLP to provide advice to PSB regarding financial information systems, design, or implementation during the fiscal year ended December 31, 2002.

All Other Fees.

        The aggregate Grant Thorton LLP fees for professional services provided to PSB during the fiscal year ended December 31, 2002, for all other non-audit services, including tax related services were $145,695.

REPORT OF THE AUDIT COMMITTEE

        The members of the PSB Audit Committee are Messrs. Eastwood, Marcus, and Wesley, each of whom is an independent director in the judgment of the Board.

        The PSB Audit Committee operates under a written charter adopted by the Board. A copy of the Audit Committee's Charter was filed as part of PSB's proxy statement for its 2001 annual meeting.

        The Audit Committee has reviewed the audited financial statements of PSB for the fiscal year ended December 31, 2002, and discussed them with management and PSB's independent accountants for the year ended December 31, 2002, Grant Thorton LLP. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by the U.S. Statement of Auditing Standards No. 61.

        The Audit Committee has received the written disclosures and letter from the independent accountants required by Independence Standard Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, has considered whether the provision of any non-audit services by the independent auditors to PSB would be compatible with maintaining the auditors' independence, and has discussed with the auditors the auditors' independence.

        Based on the review and discussions described above, the Audit Committee recommended to the Board that PSB's audited financial statements for the fiscal year ended December 31, 2002, be included in PSB's Annual Report on Form 10-K for the year ended December 31, 2002.

The Audit Committee James W. Eastwood, Chairman Stephen Marcus Dennis Wesley

MATTER NO. 2 PROPOSAL

Shareholder Proposal.

        PSB received the following proposal for inclusion in this proxy statement from Jewelcor Management, Inc. ("JMI"), 100 North Wilkes-Barre Boulevard, 4th Floor, Wilkes-Barre, PA 18702, owner of 27,148 shares of common stock:

        "RESOLVED, it is recommended that the Board of Directors of PSB Bancorp, Inc. (the "Company") take the necessary steps to hire an investment banker to achieve a sale or merger of the Company on terms that will maximize shareholder value."

Supporting Statement.

        JMI believes that the Company could potentially achieve an acquisition price well in excess of its current stock price. As set forth below, if the Company achieved the average price/tangible book value multiple of the Company's Peer Group, the Company could potentially obtain an acquisition price of $20.40 per share. The potential acquisition price does not include a merger premium, if any.

        JMI compared the Company's book value per share with a "State Peer Group" of 10 banks based on asset size.

Company Stock Price (9/30/03)	$8.29
Company Tangible Book Value (6/30/03)	$10.28
Company Price/Tangible Book	80.64%
Average Price/Tangible Book-State Peer Group	198.46%
POTENTIAL ACQUISITION PRICE	$20.40

        The "State Peer Group" consists of 10 banks located in Pennsylvania with average assets of $492 million (ranging from $366 million to $608 million on 6/30/03) compared to $489 million at the Company.

	Price/Tangible Book Multiples
	Low	High	Average
State	152.78%	304.86%	198.46%

        The foregoing analysis was prepared from information obtained from SNL Financial.

        Although the Company could possibly achieve any of the individual price/tangible book multiples achieved within the State Peer Group, JMI believes that the most reliable way to apply these multiples to the Company is to use an average of such multiples. In JMI's opinion, the use of average multiples lessens any potential skewing effect that may result from individual multiples. None of the banks that comprise the State Peer Group are identical to the Company and no independent evaluation of the Company's assets and liabilities has been made. The "Potential Acquisition Price" is based entirely on the above mathematical calculations. A complete analysis of the Company's potential acquisition price would involve complex considerations and judgments. Assumptions need to be made regarding industry performance, business and economic conditions.

Statement and Response of Directors.

        The Board unanimously recommends that you vote "AGAINST" this proposal in recognition of the Board's determination that it is contrary to best interests of PSB, its shareholders, employees, and the communities it serves, as well as being counterproductive to the goal of maximizing shareholder value.

        Management and the Board are committed to providing a competitive shareholder return and, to that end, the Board evaluates all available alternatives for doing so. The majority of the board of directors are independent, outside directors and are shareholders that have ownership positions in PSB. To the extent that the proposal is motivated by a concern that transactional alternatives have been overlooked as a means of providing a competitive shareholder return, the Board believes that the proposal is clearly unnecessary.

        The Board recently concluded that at the present time the singular focus of the Bank should be addressing the issues related to the recent Memorandum of Understanding (the "MOU") entered into between PSB and its banking regulators. Additionally, the Board considered the detrimental effect that the MOU, weak earnings, and a current market price below book value would have on its ability to negotiate a transaction most favorable to the shareholders at the present time.

        The Board also believes that it is important to note the actions the Board has taken in recent months. A number of these actions were underway before receipt of this proposal. These actions include:

  •
  Completion of a comprehensive review of PSB's management and staff functions to better utilize the skills and abilities of our management team and increase productivity.

  •
  Undertaking a vigorous search for a qualified Chief Operating Officer to assist the company in increasing its profitability and market share.

  •
  Implementation of numerous new policies and procedures intended to provide PSB with a more efficient operating structure.

  •
  Restructuring the lending areas, including the hiring of additional experienced lending officers in the commercial and personal loan areas.

  •
  Completion of a comprehensive review of the PSB asset/liability policy and the implementation of a more balanced investment policy with the goal of enhancing PSB's return on assets.

  •
  Implementation of an on-going review of non-interest expenses with the goal of becoming a leaner more efficient company without sacrificing customer service, a full product line, or staff morale.

        The Board and our management team believe that these actions will continue to have far-reaching positive effects. The Board is committed to making continued aggressive efforts to position PSB as a superior performing bank holding company. The Board is committed to the strategic direction of PSB with the belief that these efforts will maximize shareholder value. Therefore, the Board respectfully requests that the shareholders reject this proposal so that the full effect of these and future actions can take effect.

        Because of these actions and plans, the Board believes that the shareholders' interests would not be advanced by the adoption of the shareholder proposal. Rather, shareholders would be denied the opportunity to benefit from our recent and ongoing efforts. Our common goal is to enhance shareholder value. The Board believes allowing the current efforts to continue is the best way to enhance shareholder value. The shareholder proposal amounts to "putting PSB in play" at the very moment when the market position of PSB may lessen the Board's ability to negotiate a transaction in confidence and from a position of strength, thus reducing, rather than maximizing value.

        FOR ALL OF THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

Other Matters.

        Management knows of no business other than as described above that is planned to be brought before the Meeting.

SHAREHOLDER PROPOSALS FOR 2003

        PSB intends to hold its 2004 annual meeting on April 27, 2004, in accordance with its bylaws. In accordance with the rules of the Securities and Exchange Commission, any shareholder who desires to submit a proposal to be considered for inclusion in PSB's proxy materials relating to its 2004 annual meeting of shareholders must submit such proposal in writing, addressed to PSB at 1835 Market Street, Philadelphia, Pennsylvania 19103 (Attn: Secretary), on or before March 1, 2004. PSB intends to print and mail its proxy materials for the 2004 annual meeting on or about April 1, 2004.

[PROXY CARD]

PSB BANCORP, INC.

        I/We hereby appoint Gary Polimeno and Rosanne Pauciello as proxyholders, each with the power to appoint a substitute, and hereby authorize them to represent and to vote, as designated on the reverse side, all the shares of common stock of PSB Bancorp, Inc. held of record by me/us on October 24, 2003, at the annual meeting of shareholders to be held on December 5, 2003, or any adjournment thereof.

        This proxy when properly executed will be voted in the manner directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES OF THE BOARD OF DIRECTORS AND AGAINST THE SHAREHOLDER PROPOSAL. This proxy will be voted, in the discretion of the proxyholders, upon such other business as may properly come before the annual meeting of shareholders or any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please vote and sign on the other side.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" MATTER NO. 1 AND "AGAINST" MATTER NO. 2

MATTER NO. 1

ELECTION OF CLASS II DIRECTORS

[ ]	FOR all nominees listed below (except as marked to the contrary hereon)	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed hereon

James W. Eastwood
Stephen Marcus
Dennis P. Wesley

        (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NAME IN THE LIST ABOVE.)

MATTER NO. 2

SHAREHOLDER PROPOSAL

[ ] FOR [ ] AGAINST

The undersigned hereby acknowledges receipt of the proxy statement dated November 7, 2003 and hereby revokes any proxy or proxies heretofore given to vote shares at said meeting or any adjournment thereof.
Dated , 2003
Signature
(PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE)

Signature if held jointly. Please sign exactly as name appears hereon.

QuickLinks

MATTER NO. 1 ELECTION OF DIRECTORS
NOMINEES FOR ELECTION AS DIRECTOR AND CONTINUING DIRECTORS
Equity Compensation Plan Information
MATTER NO. 2 PROPOSAL
SHAREHOLDER PROPOSALS FOR 2003